SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2009

Intellect Neurosciences, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-128226	20-2777006
(Commission File Number)	(I.R.S. Employer Identification No.)

7 West 18th Street, New York, NY	10011
(Address of Principal Executive Offices)	(Zip Code)

(212) 448-9300
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Option Agreement

On  April 29, 2009, INTELLECT NEUROSCIENCES, INC. (OTC: ILNS) (“Intellect”) entered into an Option Agreement (the “Agreement”) by and between Intellect and GLAXO GROUP LIMITED (NYSE: GSK) (“GSK”) regarding an option to purchase a license under certain of Intellect’s patents and patent applications (the “Subject Patents”) related to antibodies and methods of treatment for Alzheimer’s disease.

Pursuant to the Agreement, Intellect granted GSK an irrevocable option (the “Option”) to acquire a non-exclusive, royalty bearing license under the Subject Patents with the right to grant sublicenses, to develop, have developed, make, have made, use, offer to sell, sell, import and have imported Licensed Products in the Territory in the Field (as such terms are defined in the Agreement).

Upon exercise of the Option, GSK will pay Intellect two million dollars ($2,000,000). In addition, upon the later of the (1) exercise of the Option, and (2) grant in the United States of a Licensed Patent with at least one Valid Claim that covers a Licensed Product incorporating a GSK Compound in the Territory in the Field (as such terms are defined in the Agreement), GSK will pay Intellect an additional two million U.S. dollars (U.S. $2,000,000). An additional milestone payment shall be made to Intellect should GSK achieve certain thresholds for aggregate annual Net Sales for any Licensed Product in countries in which there are then existing one or more Valid Claims covering the Licensed Product.

The Agreement provides that Intellect will be eligible to receive certain royalty payments from GSK in connection with Net Sales of Licensed Products by GSK, its affiliates and its permitted sublicensees. The term during which such royalties would be payable begins upon launch of a Licensed Product in a country (or upon issuance of a Valid Claim, whichever is later) and ending upon the date on which such Licensed Product is no longer covered by a Valid Claim in such country (as such terms are defined in the Agreement).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

INTELLECT NEUROSCIENCES, INC.

Date: May 1, 2009	By:	/s/ Elliot Maza
Name: Elliot Maza
Title: President and CFO